Exhibit 10.5

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ACTIVATION THERAPEUTICS INC.

as Seller,

AND

OLAREGEN THERAPEUTIX INC.

as Buyer,

Dated as of July 15, 2018

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		2
1.1	Purchase and Sale of Assets	2
1.2	Assumption of Liabilities & Reimbursement of Credit	3
1.3	Closing	3
1.4	Payment	3
1.5	Transfer Documents	3
1.6	Further Assurances	4
1.7	Transfer Taxes	4
ARTICLE II purchase price		4
2.1	Purchase Price	4
ARTICLE III REPPRESENTATIONS AND WARRANTIES OF THE SELLER		5
3.1	Organization, Good Standing and Qualification of the Seller	5
3.2	Authorization; Binding Obligation	5
3.3	Consents and Approvals	5
3.4	No Violation	5
3.5	Legal Proceedings	6
3.6	Title to Assets.	6
3.7	Intellectual Property.	7
3.8	FDA Compliance; Compliance with Healthcare Laws.	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		9
4.1	Organization and Good Standing	9
4.2	Authorization; Binding Obligation	9
4.3	Consents and Approvals	9
4.4	No Violation	9
4.5	Legal Proceedings	9
4.6	Audit Rights	10
4.7	Seniority of the Total Additional Consideration	10
4.8	Accelerated Payment of Total Additional Consideration	10
4.9	Financial Ability	10
ARTICLE V COVENANTS		10
5.1	Conduct of Business Pending Closing.	10
5.2	Cooperation; Approvals, Filings and Consents.	11
5.3	Notice of Certain Events.	12
5.4	Control of Business	12
5.5	Mutual Cooperation	12
ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		13
6.1	Conditions to Obligation of Each Party	13
ARTICLE VII INDEMNIFICATION		13
7.1	Indemnity By Seller.	13
7.2	Indemnity By Buyer.	14
7.3	Insurance Claims.	14

ARTICLE VIII TERMINATION, AMENDMENT, WAIVER AND EXPENSES		14
8.1	Termination	14
8.2	Effect of Termination	15
8.3	Expenses	15
8.4	Amendment and Waiver	15
ARTICLE IX MISCELLANEOUS		15
9.1	Entire Agreement	15
9.2	Assignment	16
9.3	Counterparts	16
9.4	Governing Law; Venue	16
9.5	Specific Performance	16
9.6	Interpretation	16
9.7	Severability	17
9.8	Notices	17
9.9	Representation by Counsel	18
9.10	Construction.	18
9.11	Waivers	18
9.12	Third Party Beneficiaries	18
9.13	Waiver of Jury Trial	18

SCHEDULES:

Schedule 1	Table of Definitions
Schedule 1.1(a)	Seller Assigned Contracts
Schedule 1.1(b)	Intellectual Property
Schedule 1.2(a)	Assumed Credits to Buyer

EXHIBITS:

Exhibit A	Form of Trademark Assignment
Exhibit B	Form of Patent Assignment
Exhibit C	License Agreement
Exhibit D	Patents and Trademarks

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ASSET PURCHASE agreement

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 15, 2018, is made by and between, Activation Therapeutics Inc., a Delaware corporation (the “Seller”), and Olaregen Therapeutix Inc., a Delaware C Corp (the “Buyer” and/or “Olaregen”), becomes effective upon the Seller’s receipt of the total $650,000 amount due and payable pursuant to ARTICLE II, Section 2.1 paid no later than the close of business on September 16, 2018 pursuant to ARTICLE I, Section 1.3 of this Agreement.

WHEREAS, the Seller is engaged, among other things, in the business of developing and commercializing Excellagen®, an FDA cleared formulated fibrillar collagen product for use in wound care (the “Business”), and owns substantially all of the assets used in connection with the operation of the Business; and,

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller wishes to sell, assign and transfer to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Seller’s right, title and interest in and to the Acquired Assets (as defined below); and,

WHEREAS, the Seller will retain a license to exclusive rights to the Business in each of the following countries and/or territories: Greater China (including Macau), Hong Kong, Taiwan, the Russian Federation, and the Commonwealth of Independent States (“CIS”) (including Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan and Uzbekistan) (collectively the “Retained Territories”); and

WHEREAS, the Seller will also retain a license to exclusive rights to Excellagen® in combination with the therapeutic use of exosomes (the “Licensed Technology”) and the Buyer desires to allow Seller to retain such rights; and

WHEREAS, the terms and conditions governing a license from the Buyer to the Seller of the Retained Territories and the Licensed Technology shall be duly memorialized in a license agreement between the parties, in substantially the same form as that annexed hereto as Exhibit C (the “License Agreement”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein set forth the Seller, and the Buyer hereby agree as follows:

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ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Upon the closing of the transaction subject of this Agreement (the “Closing”) (as defined more fully below), and upon the terms and conditions herein set forth, the Seller shall sell, transfer, assign and deliver to the Buyer, and relinquish to the Buyer in perpetuity, free and clear of all Liens, all of its right, title and interest in and to the assets to be acquired (the “Acquired Assets”). For purposes of this Agreement, these Assets include the following:

(a) worldwide rights, other than those Licensed back to the Seller in the Retained Territories, to the current Excellagen® product, and the license to exclusive rights to Excellagen® in combination with the therapeutic use of exosomes;

(b) all Excellagen precursors (i.e., biological and chemical substances or materials obtained as part of the Excellagen product manufacturing process, except raw materials), formulations and potential applications;

(c) all product extensions of Excellagen including all products comprising Excellagen in combination with other biologics and small molecules, and other cellular therapies, all protocols, documents, scientific and manufacturing know-how and discoveries concerning, respecting and/or relating to the Excellagen® product, its precursors, formulations, combinations, enhancements, extensions and potential applications; all pre-clinical and clinical research and trial data for the Excellagen® product and its combinations, including any and all health, economic and patient reported outcomes data with the exception of (a) above;

(d) FDA 510(K) cleared for Excellagen®, together with any and all filing documentation;

(e) any and all other FDA applications or draft applications for Excellagen®, its precursors, combinations or derivatives;

(f) any and all applications for Excellagen®, its precursors, combinations or derivatives filed with any European regulatory body, together with any and all regulatory submissions made anywhere else in the world other than in the Retained Territories;

(g) all data received or to be received and any intellectual property filed or to be filed from the Seller’s collaboration with Orbsen Therapeutics, Ireland;

(h) all rights, title and interest in, to or under (i) each and every contract listed on Schedule 1.1(a) attached hereto; (ii) all non-competition, non-solicitation, confidentiality, assignment of invention and similar agreements to which the Seller is a party or under which the Seller possesses any actual or beneficial rights and/or interests the primary purpose of which are to provide for non-competition, non-solicitation, confidentiality, assignment of invention or similar covenants running in favor of the Seller; and, (iii) any other agreement entered into by the Seller with any third-party from the date of this Agreement through the date of the Closing, which agreement the Buyer, in its sole discretion, agrees in writing to assume. Taken together, these contracts and/or agreements shall be known as the “Assigned Contracts”;

(i) the Seller’s Intellectual Property, including patents, trademark and domain name, listed on Schedule 1.1(b); and,

(j) the Seller’s existing credit of $200,000 with Collagen Solutions Ltd.

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1.2 Assumption of Liabilities & Reimbursement of Credit. At the Closing, and upon the terms and conditions herein set forth, the Buyer shall assume from the Seller only the following Liabilities and Credits (collectively, the “Assumed Liabilities and Credits”):

(a) obligations of the Seller, as applicable, for performance arising only after the Closing under the Assigned Contracts, to the extent that the Seller’s rights thereunder are assigned to the Buyer hereunder;

(b) a credit, in the total amount of Two Hundred Thousand Dollars ($200,000), arising from the Assigned Contracts with such amount in the form of a discount applied on future orders placed with Collagen Solutions Ltd.; and

1.3 Closing. Subject to the terms and conditions herein set forth, the Closing will take place on or before September 16, 2018 (the “Closing Date”). The Closing shall be held at the offices of Gene Biotherapeutics, 11568 Sorrento Valley Road Suite #14, San Diego CA 92121, unless another place is agreed to in writing by the parties hereto (it being understood that the Closing may be affected by the delivery of documents via e-mail, facsimile and/or overnight courier). The consummation of the transactions contemplated by this Agreement at the Closing shall be deemed to occur at 12:01 a.m. (PST) on the Closing Date.

1.4 Payment. At the Close, the Buyer shall wire or cause to be wired to the bank account of the Seller the cash amount of Four Hundred and Twenty-Five Thousand Dollars ($425,000). This is in addition to the total $225,000 deposit that has already been made to date towards this Agreement.

1.5 Transfer Documents. At the Closing, and in addition to any other Closing documents and things required by ARTICLE VI hereof, the parties shall execute and deliver, or cause to be executed and delivered, one to the other, the following documents (collectively, the “Transfer Documents”):

(a) the Seller shall execute and deliver to the Buyer one or more trademark assignments in substantially the same form as that annexed hereto as of Exhibit A (the “Trademark Assignment”), which may be necessary or required to transfer, assign and/or convey to the Buyer the trademarks, if any, being acquired by the Buyer from the Seller pursuant to this Agreement;

(b) the Seller shall execute and deliver to the Buyer one or more patent assignments in substantially the same form as that annexed hereto as Exhibit B (the “Patent Assignment”), which may be necessary or required to transfer, assign and/or convey to the Buyer the patents, if any, being acquired by the Buyer from the Seller pursuant to this Agreement; and

(c) the Seller shall execute and deliver to the Buyer the License Agreement in substantially the same form as that annexed hereto as Exhibit C (the “License Agreement”), which may be necessary or required to transfer, assign and/or convey to the Seller the licensing rights in the Retained Territories as well as the use of Excellagen in combination with exosomes pursuant to this Agreement; and

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(d) the Seller shall execute and deliver to the Buyer all such other bills of sale, assignments, including, without limitation, intellectual property right assignments, trade name assignments and/or domain name assignments, endorsements, certificates of title, consents and other pertinent instruments and documents of conveyance and transfer in a form reasonably satisfactory to the Buyer, as the Buyer shall, in its sole discretion, deem reasonably necessary to effectuate the transfer, assignment and/or conveyance to it of the entirety of the Seller’s right, title and/or interest in and to all, or any of, the Acquired Assets.

1.6 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and/or confirmation to the Buyer, and shall take such other and further action, as may reasonably be necessary or required to validate, ratify and/or confirm the transfer, assignment and/or conveyance of the Acquired Assets to the Buyer and the Buyer’s corresponding ownership thereof. Each of the parties hereto shall execute such other documents and take such further action as may reasonably be necessary or required to effectuate the transactions contemplated by this Agreement.

1.7 Transfer Taxes. Each Party shall bear its own tax liabilities arising from the transaction(s) contemplated by this Agreement.

ARTICLE II

purchase price

2.1 Total Consideration. The total consideration for the Acquired Assets (the “Total Consideration”) shall be Four Million Dollars ($4,000,000) payable as follows:

(a) Six Hundred and Fifty Thousand Dollars ($650,000) in cash at the time of the Close including any previous deposits (“Total Current Consideration”).

(b) The balance of three Million Three Hundred and Fifty Thousand Dollars ($3,350,000) will be payable in quarterly installments equal to (i) 10.00% of quarterly Net Sales as defined below (“Total Additional Consideration”). Net Sales shall be defined as total sales less usual and customary sales allowances, including Hub Fees, Sales Concessions, Co-promote Fees, Cost of Goods Sold and other charges and expenses relating to the sale of comparable pharmaceutical products pursuant to Generally Accepted Accounting Practices (GAAP), assuming that the Excellagen Average Selling Price per unit (ASP) exceeds $800. In the event that the ASP is less than $800 per unit, Cost of Goods Sold shall be excluded from the computation of Net Sales.

(c) A refund to Seller of all credits (“Credits”) acquired by Buyer pursuant to section 1.2 which credit refunds will be paid to Seller by Buyer pro rata as the credits are used to purchase goods and/or services from Collagen Solutions, Ltd. Said refund of Credits will not exceed the amount of the credits described in section 1.2(b). Such Credits will be adjusted in the event that certain expenses are required to be expended in order to re-validate, re-launch and/or to re-manufacture Excellagen® with Collagen Solutions Ltd.

(d) The Buyer may seek to avoid making payments for The Total Additional Consideration and the payment for the existing Credits with existing suppliers as outlined above by making an additional lump sum payment of $2,750,000 within 120 days after the receipt of the Total Current Consideration. In the event a payment has already been made for some Credits with existing suppliers by the Buyer, then the additional lump sum payment will be adjusted accordingly.

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(e) If the Buyer receives the funding from a major New York-based Investment Fund, as has been described to the Seller, or any other equivalent funding from a third party, the Buyer shall be obligated to pay the Seller $2,750,000 within ten (10) days of the Buyer’s receipt of such funds.

(f) In the event that the Buyer sells the Intellectual Property and the Purchase Price has not been paid in full, the Seller will be entitled to receive the unpaid balance due.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

3.1 Organization, Good Standing and Qualification of the Seller. The Seller is duly incorporated and validly existing and in corporate and tax good standing under the Laws of the State of Delaware. The Seller has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted.

3.2 Authorization; Binding Obligation. The Seller has all necessary power and authority to enter into this Agreement and any Related Agreements, and to transfer, deliver and/or convey the Acquired Assets to the Buyer. The execution of this Agreement and any Related Agreements, by the Seller, and consummation of the transactions subject hereof have been duly and validly authorized by all requisite action on the part of the Seller. The obligations of the Seller set forth in this Agreement and in any Related Agreement shall, at the time these agreements are executed and delivered, constitute legal, valid and binding obligations of the Seller, as applicable, enforceable against the Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Consents and Approvals. The execution of this Agreement and any Related Agreements, and consummation of the transactions subject hereof, are not subject to or, in any way, contingent upon, receipt, by the Seller, of any form of approval or consent from any Person, administrative entity or other Governmental Authority.

3.4 No Violation. The execution of this Agreement and any Related Agreements, and consummation of the transactions subject hereof, do not or will not (a) conflict with or violate the Organizational Documents of the Seller, (b) conflict with or violate any Law or Order applicable to the Seller or by which the Seller may be bound, or (c) result in any breach or violation of or constitute a default under, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Assigned Contract or other agreement to which the Seller is a party or is otherwise bound.

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3.5 Legal Proceedings. There is no Action pending or, to the knowledge of the Seller, threatened against or affecting the Seller that would (a) give any Person the right to enjoin or rescind the transactions subject of this Agreement or (b) otherwise prevent the Seller from executing and delivering this Agreement and any Related Agreements to the Buyer and/or from fulfilling its obligations to the Buyer hereunder or thereunder.

3.6 Title to Assets.

(a) The Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets. The Seller has the power, authority and right to transfer, sell, assign and/or convey, to the Buyer good, valid and marketable title to all of the Acquired Assets.

(b) The Seller is not in breach of or in material default under the Assigned Contracts, or any of them; nor does there exist any event, condition or occurrence which (with or without due notice or lapse of time, or both) would give rise to or constitute such a breach or default on the part of the Seller. To the knowledge of the Seller, no counter-party to the Assigned Contracts, or any of them, is in default under the terms thereof; nor, to the knowledge of the Seller, does there exist any event, condition or occurrence which (with or without due notice or lapse of time, or both) would give rise to or constitute such a breach or default on the part of any such counter-party.

(c) Unless otherwise agreed, at the Closing, the Assigned Contracts, and each of them, shall be in full force and effect, and the obligations therein set forth shall be valid and binding upon the Seller, on the one hand, and any designated counter-party, on the other, provided, however, that the executor obligations of the counter-party may be contingent on the receipt of a balance owed, as set forth in Schedule 1.2(a). Other than stated balances owed, the Seller has no knowledge of any claim, dispute or controversy with respect to the Assigned Contracts, or any of them. For purposes of clarification, the Seller is responsible for any and all liabilities with said counter-parties prior to the Closing.

(d) The execution of this Agreement and consummation of the transactions subject hereof will not conflict with, or have any material impact upon, the terms and/or conditions of the Assigned Contracts, or any of them.

(e) In the event that the Assets are leveraged by the Buyer, and the Purchase Price has not been fully paid to the Seller, the Buyer, or successor to the Buyer, agrees that any creditor will need to write appropriate language that establishes the priority of the remaining unpaid balance of the Purchase Price due to the Seller.

(i) In the case of a liquidation event by the Buyer, or a successor of the Buyer, and the Assets must be liquidated, either voluntary or involuntary, then the proceeds from the sale of the Assets shall have priority to paydown the unpaid Purchase Price due to the Seller (the “Liquidation Preference”).

(ii) In the event that the amount of the Liquidation Preference is not sufficient to cover the unpaid Purchase Price due to the Seller, then the Seller shall be entitled to a return of the Intellectual Property.

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3.7 Intellectual Property.

(a) Schedule 1.1(b) sets forth a complete and accurate list of all United States and foreign patents, trademarks (including unregistered trademarks), internet domain names and other items comprising the Seller’s Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed), and status (including the next action or payment and date due). To the knowledge of the Seller, there has been no prior use of any such trademark(s) by any Person which would confer upon such Person superior rights in or to such trademark(s). No patent included in the Seller’s Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding. To the knowledge of the Seller, there are no trademarks owned by any third- party which potentially conflict with the trademark(s) included in the Seller’s Intellectual Property. Nor, to the knowledge of the Seller, are there any patents owned by any third-party which potentially interfere with the patents included in the Seller’s Intellectual Property, other than art cited by the examiner in the course of patent examination.

(b) The Seller’s Intellectual Property listed on Schedule 1.1(b) constitutes all of the Intellectual Property used in connection with or necessary for the conduct of the Business as currently conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Excellagen® product.

(c) The Seller is the sole and exclusive owner of all of the Seller’s Intellectual Property listed on Schedule 1.1(b) and has a lawful, valid, and enforceable right to transfer said Intellectual Property to the Buyer free and clear of any and all Liens. All of the Seller’s Intellectual Property has been created by employees of the Seller, acting within the scope of their employment, or by independent contractors of the Seller, who have all executed agreements expressly assigning all right, title and interest in or to such Intellectual Property to the Seller. No portion of the Seller’s Intellectual Property was jointly developed with any independent third party.

3.8 FDA Compliance; Compliance with Healthcare Laws.

(a) The operations of the Business and, to the knowledge of the Seller, those of any third party involved in the Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of the Excellagen® product, are in compliance, in all material respects, with all applicable Laws, Approvals and Orders administered or issued by the FDA or any foreign regulatory agency with a similar regulatory purpose. There are no pending or, to the knowledge of the Seller, threatened Actions by the FDA or any other similar foreign regulatory agency against the Seller arising out of or relating to the Business and/or its operations. The Seller has not received notice of any pending or threatened claim related to a violation of any Law within the FDA’s regulatory jurisdiction (or any similar foreign law, rule regulation or policy); nor does the Seller have any knowledge or reason to believe that the FDA or any similar foreign regulatory agency is considering such action.

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(b) The Seller has not received any Form 483 notice of adverse findings, warning letter, correspondence or notice from the FDA, or similar foreign regulatory agency, alleging or asserting noncompliance, by the Seller, with any applicable Laws enforced by the FDA or such similar foreign regulatory agency. Nor does the Seller have any knowledge or reason to believe that any such notice, warning or correspondence from either the FDA or any similar foreign regulatory agency will be forthcoming.

(c) At all times material, the manufacture of Excellagen® by or on behalf of the Seller has been conducted in full compliance with all applicable Laws and Regulations, including the FDA’s Quality Systems Regulation. In addition, the Seller, and to the knowledge of the Seller, any manufacturer of Excellagen® on the Seller’s behalf, is and, at all times material has been, in compliance with all applicable FDA requirements, including, without limitation, the registration, listing and premarket notification requirements set forth in 21 U.S.C. § 360, the investigational device exemption set forth in 21 U.S.C. § 360j(g), as well as any similar requirements applicable in any foreign jurisdiction.

(d) The Seller is not subject to any determination by a Governmental Authority excluding, suspending, debarring or otherwise restricting, or proposing to restrict, the Seller, or any director, officer, employee, contractor, or agent thereof, from participation in any government health care program, whether pursuant to 42 U.S.C. § 1320a-7(a) or otherwise.

(e) The Seller is not the subject of any pending or, to the knowledge of the Seller, threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar investigation by any foreign regulatory agency. The Seller has not committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to act adversely against the Seller under the foregoing Final Policy, and has not committed any act, made any statement or failed to make any statement that would provide a basis for any foreign regulatory agency to act adversely against the Seller under a similar policy. The Seller has not employed, in any capacity, any individual who has been debarred or excluded pursuant to the Food, Drug, & Cosmetics Act or 42 U.S.C. § 1320a-7(a), nor has the Seller used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 812.119 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 812.119. Similarly, the Seller has not used, in connection with any clinical investigation conducted by or on its behalf, any institutional review board or institution that has been disqualified under 21 C.F.R. § 56.121 or that has engaged in conduct that would reasonably be expected to result in disqualification under 21 C.F.R. § 56.121.

(f) Any clinical trials or human and animal studies pertaining to the Business and/or the Excellagen® product were and, if still pending, are being conducted (to the Seller’s knowledge with respect to such studies conducted by third parties) in all material respects in accordance with standard medical and scientific research procedures and all applicable rules, regulations and policies of the FDA, including its current Good Clinical Practices and Good Laboratory Practices, and in compliance with all applicable domestic and foreign regulatory requirements and/or standards.

(g) The Seller has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind, for the purpose of making or receiving any referral which violated or may have violated any applicable state or federal anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”).

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(h) The Seller recognizes that in the event of a liquidation event by the Buyer where all the assets of Buyer including the Business Assets of the Seller that were acquired with this Asset Purchase Agreement must be liquidated, then the proceeds from the sale of these combined assets will first be used to pay the outstanding and remaining balance due to meet the Total Additional Consideration due to the Seller. The Seller further recognizes that in the event that this liquidation amount is not sufficient to cover the remaining and outstanding Total Consideration then the Seller shall have no further recourse and/or claim against the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization; Binding Obligation. The Buyer has all necessary power and authority to enter into this Agreement and any Related Agreements and to consummate the transactions subject hereof and thereof. The execution of this Agreement and any Related Agreements, by the Buyer, and the consummation of the transactions subject hereof have been duly and validly authorized by all requisite action on the part of the Buyer. The obligations of the Buyer set forth in this Agreement and in any Related Agreement shall, at the time these agreements are executed and delivered, constitute legal, valid, and binding obligations of the Buyer, as applicable, and shall be enforceable against the Buyer in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Consents and Approvals. The execution of this Agreement and any Related Agreements, and consummation of the transactions subject hereof, are not subject to or, in any way, contingent upon, receipt, by the Buyer, of any form of approval or consent from any person, administrative entity or other Governmental Authority.

4.4 No Violation. The execution of this Agreement and any Related Agreements, and consummation of the transactions subject hereof, do not or will not (a) conflict with or violate the Organizational Documents of the Buyer, (b) conflict with or violate any Law or Order applicable to the Buyer or by which the Buyer may be bound, or (c) result in any breach or violation of, or constitute a default under, any agreement to which the Buyer is a party, except where such conflict or breach would not reasonably be likely to have a material adverse impact upon the Buyer’s ability to consummate the transactions subject of this Agreement.

4.5 Legal Proceedings. There is no Action pending or, to the knowledge of the Buyer, threatened, against or affecting the Buyer that would (a) give any Person the right to enjoin or rescind the transactions subject of this Agreement or (b) otherwise prevent the Buyer from executing and delivering this Agreement and any Related Agreements to the Seller and/or from fulfilling its obligations to the Seller hereunder or thereunder.

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4.6 Audit Rights. the Buyer recognizes that the Seller will be entitled to inspect the sales records of Olaregen with four (4) weeks prior written notice not more than once a year during business hours, by an independent auditor, which is under a professional duty of confidentiality elected by the Seller. The cost of such inspection shall be borne by the Seller. These Audit Rights will continue until the total consideration has been paid in full or once the Option to avoid making further payments has been exercised as described above in Article II (d).

4.7 Seniority of the Total Additional Consideration. In the event the Business Assets are levered by the Buyer, and the Total Additional Consideration has not been fully paid to the Seller, Olaregen agrees that any lender will need to write appropriate language that establishes the priority of the remaining balance due on the Total Additional Consideration to the Seller.

4.8 Accelerated Payment of Total Additional Consideration. In the event the Buyer sells the Intellectual Property, and the Total Additional Consideration has not been paid in full, the Seller will be entitled to receive the balance due and remaining on the Total Additional Consideration prior to any other payments being made.

4.9 Financial Ability. The Buyer has earmarked sufficient funds available to consummate the transactions subject of this Agreement and to fulfill its obligations to the Seller pursuant to this Agreement and any Related Agreements.

ARTICLE V

COVENANTS

5.1 Conduct of Business Pending Closing.

(a) The Seller covenants and agrees that, from the date this Agreement is executed through the Closing, or upon the earlier termination of this Agreement, it shall:

(i) preserve intact all of the Acquired Assets in the ordinary course of Business and in a manner consistent with past practice; and,

(ii) use commercially reasonable efforts to enter into new agreements with each and every counter-party to the Assigned Contracts, both active and expired.

(b) The Seller covenants and agrees that, from the date this Agreement is executed through the Closing, or upon the earlier termination of this Agreement, -it shall not:

(i) sell, transfer, convey, assign, lease, license, pledge or otherwise dispose of any of the Acquired Assets, or any of them;

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(ii) collateralize, encumber, impair or cause any Lien to be imposed upon the Acquired Assets, or any of them;

(iii) amend or modify in any material way any existing agreements respecting, concerning or pertaining to the Acquired Assets, or any of them;

(iv) discharge, compromise, satisfy, resolve or commence any Action or waive, assign or release any material rights or claims relating to the Business and/or the Acquired Assets;

(v) engage in, adopt a plan of and/or begin a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or,

(vi) take any action or fail to take any action that would result in any of the representations and warranties set forth in ARTICLE III being rendered false or inaccurate, or which, individually or in the aggregate, would have a have a Business Material Adverse Effect or otherwise materially impair the ability of the Seller to consummate the transactions subject of this Agreement.

5.2 Cooperation; Approvals, Filings and Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate the transactions subject of this Agreement and to satisfy or cause to be satisfied all of the conditions precedent set forth in ARTICLE VI, as applicable to each of them.

(b) The Seller, and the Buyer shall, as promptly as practicable, take any and all commercially reasonable steps necessary to obtain all required Approvals, if any, from Governmental Authorities and to make all other necessary registrations and filings, if any, which may be required to execute and deliver this Agreement and any Related Agreements and to consummate the transactions subject hereof and thereof.

(c) The Seller shall, as promptly as practicable, use its best efforts to obtain all other consents from third parties that, in the reasonable discretion of the Buyer, are necessary or desirable to consummate the transactions subject of this Agreement (“Third Party Consents”).

(d) The Seller shall make commercially reasonable efforts to arrange for the drafting and filing of additional patent applications relating to the Excellagen® product and/or the Business in the European Union, as well as in Asia, the Middle East, and Latin America (the “New Patents”). The cost of the New Patents will be borne by Buyer, with the exception of the PCT patent application which shall be borne by the Seller, including patent attorney fees and filing costs; provided, however, the Buyer will not be obligated to reimburse the Seller for time spent arranging the drafting and filing of the New Patents.

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5.3 Notice of Certain Events.

(a) During the period from the date this Agreement is executed through the Closing, or upon the earlier termination of this Agreement, the Seller shall promptly notify the Buyer in writing of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the effective date of this Agreement, respecting which the Seller becomes aware following the execution of this Agreement, which has caused or constitutes an inaccuracy in and/or breach of any representation or warranty made by the Seller herein; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the effective date of this Agreement, respecting which the Seller becomes aware, which has caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller herein and, (iii) any material breach of any covenant or obligation herein set forth on the part of the Seller.

(b) In addition to the foregoing, during the period from the date this Agreement is executed through the Closing, or upon the earlier termination of this Agreement, the Seller shall give prompt written notice to the Buyer of (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required to consummate the transactions subject of this Agreement, or any of them, (ii) any notice or other communication received from any Governmental Authority concerning, pertaining to or respecting any Approval which may be necessary or required to consummate the transactions subject of this Agreement, or any of them, (iii) any Action commenced or threatened concerning, involving or relating to the Business, the Acquired Assets, the Seller’s Intellectual Property and/or the transactions subject of this Agreement, (iv) the occurrence of any event of breach or default under, the Assigned Contracts, or any of them, (v) any notice or other communication received from any Person concerning, involving or respecting the Assigned Contracts, or any of them, and, (vi) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of the Seller to consummate the transactions subject of this Agreement and/or to fulfill its contractual obligations to the Buyer hereunder.

(c) During the period from the date this Agreement is executed through the Closing, or upon the earlier termination of this Agreement, the Buyer shall give prompt written notice to the Seller of (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required to consummate the transactions subject of this Agreement, or any of them, (ii) any notice or other communication received from any Governmental Authority concerning, pertaining to or respecting the transactions subject of this Agreement, or any of them, or, (iii) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of the Buyer to consummate the transactions subject of this agreement and/or to fulfill its contractual obligations to the Seller hereunder.

5.4 Control of Business. Nothing contained in this Agreement shall give the Buyer the right to control or direct the operations of the Business, directly or indirectly, prior to the Closing. Prior to the Closing, the Seller shall exercise complete control and supervision over the operations of the Business, consistent with the terms and conditions herein set forth.

5.5 Mutual Cooperation. From and after the Closing Date, the Seller, on the one hand, and the Buyer, on the other, shall use their respective best and reasonable efforts to provide the other with such books, records and information, and to make available to the other such personnel or representatives, as reasonably may be necessary to enable either party (i) to respond to pertinent inquiries received from any Governmental Authority or third-party professional, (ii) to prepare any applicable filings (including tax filings), or (iii) to prosecute or defend against any Action concerning, arising out of and/or relating to the conduct of the Business prior to or after the Closing Date. It is understood and agreed that the party who seeks and receives from the other any form of the assistance provided for above shall promptly reimburse the latter for any and all out-of-pocket expenses incurred and paid in connection with the rendition of such assistance, including reasonable legal fees and disbursements. Neither party shall be obligated to reimburse the other for the value of any time spent rendering the assistance provided for in this paragraph, irrespective of the status (e.g., employee, independent contractor, consultant) of the Person(s) rendering any such assistance.

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ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Obligation of Each Party. The respective obligations of the parties to close upon the transactions subject of this Agreement are contingent upon the following:

(a) Governmental Approvals. All necessary Approvals from Governmental Authorities, if any, shall have been obtained, and any applicable waiting periods shall have expired.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall have issued barring, preventing or interfering, in any way, with the consummation of the transactions subject of this Agreement, or any of them; nor shall any Action seeking any form of such relief then be pending.

(c) Representations and Warranties. The representations and warranties of both the Seller and the Buyer, as set forth, respectively, in Articles III and IV of this Agreement shall be true and correct in all material respects, both at the time this Agreement is executed and as of the Closing Date (except for representations and warranties made as of a specified date, the legitimacy and accuracy of which will be determined only as of that date).

(d) Purchase Price. The Buyer shall have tendered to the Seller the consideration provided for in Section 2.1(a) above.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnity By Seller. The Seller shall indemnify and hold harmless the Buyer, its members, officers, directors, employees, agents, affiliates and customers from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of (i) any breach of this Agreement by the Seller or, (ii) any third-party claim or suit arising out of or relating to the negligence or willful misconduct on the part of the Seller, its affiliates, officers, directors, employees, agents and/or representatives.

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7.2 Indemnity By Buyer. The Buyer shall indemnify and hold harmless the Seller, its affiliates, officers, directors, employees, agents and customers from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of (i) any breach of this Agreement by the Buyer or, (ii) any third-party claim or suit arising out of or relating to the negligence or willful misconduct on the part of the Buyer, its members, affiliates, officers, directors, employees, agents and/or representatives.

7.3 Insurance Claims. If Losses with respect to any claim for indemnification pursuant to Section 7.1 may be subject to coverage under any policy of insurance owned by the Seller, the Seller shall, at the request of the Buyer, and without further consideration, use commercially reasonable efforts to seek and recover the value of such Losses from the carrier who issued said policy and, thereafter, pay over any sums recovered to the Buyer. If Losses with respect to any claim for indemnification pursuant to Section 7.2 may be subject to coverage under any policy of insurance owned by the Buyer, the Buyer shall, at the request of the Seller, and without further consideration, use commercially reasonable efforts to seek and recover the value of such Losses from the carrier who issued said policy and, thereafter, pay over any sums recovered to the Seller.

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1 Termination. Following its execution, this Agreement may be terminated, and the transactions subject hereof cancelled or abandoned at any time prior to the Closing upon the occurrence of one or more of the following conditions:

(a) By written mutual consent of both the Buyer and the Seller;

(b) By either the Buyer or the Seller if the Closing shall not have occurred on or before September 16, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this sub-section shall not be available to any party whose failure to satisfy or fulfill its obligations hereunder results in, or is the cause of, the failure to close on or before such date;

(c) By either the Buyer or the Seller if any Court or Governmental Authority shall have issued a final and non-appealable Order or similar mandate restraining, enjoining or otherwise prohibiting the Closing;

(d) By the Buyer, if the Buyer is not in material breach of any its obligations under this Agreement, and the Seller is in material breach of its representations, warranties or obligations hereunder, which breach is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (a) the Business Day before the Outside Date, or (b) within twenty (20) calendar days of the date on which the Seller is notified by the Buyer of any such material breach; or

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(e) By the Seller, if the Seller is not in material breach of any of its obligations under this Agreement, and the Buyer is in material breach of its representations, warranties or obligations hereunder, which breach is incapable of being cured or, if capable of being cured is not cured prior to the earlier of (i) the Business Day before the Outside Date, or (ii) within twenty (20) days of the date on which the Buyer is notified by the Seller of any such material breach.

8.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1 hereof, it shall become null and void, and the parties respective obligations, one to the other, as herein set forth, shall cease; provided, however, that if, at the time of termination, one party has sustained Losses arising out of or resulting from any prior material breach of this Agreement by the other, said party shall retain the right to seek recompense from the other in respect of any and all Losses so sustained.

8.3 Expenses. Each of the parties hereto shall bear responsibility for payment of any and all fees, costs and expenses incurred by it in connection with the negotiation and preparation of this Agreement and/or in furtherance the transactions contemplated hereby, including, without limitation, legal, accounting and consulting fees, whether or not the Closing occurs. The foregoing notwithstanding, the parties hereto may agree, at any time prior to the Closing, to share in certain costs and/or expenses associated with the completion of the transactions subject of this Agreement.

8.4 Amendment and Waiver. This Agreement may only be amended in writing, by an instrument duly authorized and executed by the Buyer and the Seller and/or their respective representatives. Each of the parties hereto may seek to extend the time within which to perform or satisfy its respective obligations to the other pursuant to this Agreement, or, in lieu thereof, to waive the performance of such obligations, or any of them. Any such extension or waiver sought shall be valid only if set forth in a writing duly authorized and executed by both the Buyer and the Seller and/or their respective representatives.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and the transactions contemplated hereby, and all prior negotiations, agreements and undertakings, both written and oral, with respect hereto are merged into this Agreement. Each party hereto expressly acknowledges that, in executing and delivering this Agreement, it is not relying upon any warranties, representations, promises or statements, except to the extent the same are expressly set forth in this Agreement. The Related Agreements, together with the Schedules and Exhibits annexed hereto and any other agreements, documents and instruments to be delivered in connection herewith, are hereby incorporated by reference and made a part of this Agreement. (See also, Section 9.6 below.) The foregoing notwithstanding, it is understood and agreed that the Confidentiality Agreement shall survive the execution of this Agreement pending consummation of the transactions subject hereof, following which it shall terminate.

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9.2 Assignment. The Seller shall not assign or transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder to any third-party, without the prior written consent of the Buyer, unless such assignment is being made to an entity which is an Affiliate of the Seller (as defined in Schedule I hereto), in which case no specific consent will be required. The Buyer may assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder; provided, however, that no such assignment or transfer shall relieve the Buyer of its obligations to the Seller pursuant to this Agreement. Subject to the foregoing, this Agreement and the rights and obligations herein set forth shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and permitted assigns.

9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. For the convenience of the parties, faxed and/or electronic signatures shall be treated as, and deemed to be, original signatures.

9.4 Governing Law; Venue. This Agreement shall be governed by the Laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New York, County of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any Action arising out of or relating to this Agreement. Each of the parties to this Agreement consents to service of process by delivery in accordance with the provisions set forth in Section 9.8 hereof.

9.5 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of either of the parties hereto to consummate these transactions on the terms and conditions herein set forth may not be fully compensable in damages. Any actual or threatened breach of this Agreement by either of the parties hereto, therefore, may cause the other to suffer irreparable harm. Accordingly, and in addition to any other remedies which may be available to either of the parties hereto arising out of any actual or threatened breach of this Agreement by the other, the non-breaching party shall also have the right to seek specific performance of this Agreement.

9.6 Interpretation. The Schedules and Exhibits annexed hereto are an integral part of this Agreement, and each of them is incorporated herein by reference. As such, unless otherwise indicated, all references herein to this “Agreement” shall be deemed to encompass or include both this Agreement and the annexed Schedules and Exhibits. Other than for words which start a sentence or paragraph, capitalized terms in this Agreement, its recitals, Schedules and Exhibits, shall have the meaning ascribed to them in Schedule I hereto. Words not so defined in this Agreement shall have the meaning found in Merriam-Webster’s Dictionary. In addition, when used herein, the words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the words “without limitation.” Similarly, unless otherwise indicated, the word “herein” and similar references shall be deemed to encompass or include the entire Agreement, rather than any specific provision or section hereof. The Table of Contents and the headings contained in this Agreement are for reference purposes only and shall not, in any way, affect the meaning or substance of this Agreement. The term “$” shall mean United States dollars. For purposes of construction, all pronouns herein set forth shall be deemed to include or encompass the masculine, feminine, neuter, singular and plural forms thereof. Finally, any reference to the Buyer or Seller found in this Agreement shall be deemed to encompass or include each party, together with their respective Affiliates.

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9.7 Severability. If any term or provision of this Agreement is found to be invalid, illegal or incapable of being performed, all other terms and provisions of this Agreement shall nevertheless remain in full force and be valid and enforceable to the fullest extent permitted by law; provided, however, that in the event any such finding or determination is made, the parties hereto agree to use their best efforts to modify, supplement and/or amend this Agreement, as may reasonably be necessary, to enable them to consummate the transactions subject of this Agreement, if possible.

9.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the following:

If to the Buyer:

Olaregen Therapeutix Inc.
Mr. Anthony Dolisi
Chief Executive Officer
1001 Avenue of the Americas, 10th floor
New York, NY 10018
Email: tonydolisi@yahoo.com

with a copy to (which shall not constitute notice):

Stuart L. Melnick, Esq.
Law Offices Stuart L. Melnick, LLC
315 Madison Avenue, Suite 901
New York, NY 10017
Email: stuart@melnick-law.com

If to the Seller:

Gene Biotherapeutics Inc.
Chris Reinhard, Chief Executive Officer
11568 Sorrento Valley Rd., Suite 14
San Diego, CA 92121
creinhard@angionetics.com

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with a copy to (which shall not constitute notice):

James A. Mercer III
Sheppard Mullin Richter & Hampton
12275 El Camino Real, Suite 200
San Diego, CA 92130
jmercer@sheppardmullin.com

or to such other address as the party to whom notice is to be given may have furnished to the other in writing. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of overnight courier, on the next Business Day after the date when sent, (c) in the case of electronic mail, on the date sent, and, (d) in the case of regular mail, on the second Business Day following the date on which the mailing containing such communication was posted for delivery.

9.9 Representation by Counsel. Each of the parties hereto acknowledges that it has been advised by legal counsel in the course of negotiations leading to the formation and execution of this Agreement and any Related Agreements. Each also acknowledges that it has had a full and fair opportunity to review and inquire about this Agreement, the Related Agreements, the Assigned Contracts, applicable Schedules and Exhibits, and other pertinent documentation, as well as the substance and construction thereof.

9.10 Construction.The parties have participated jointly in the negotiations leading to the formation of this Agreement; each also has participated in the drafting of this Agreement. As such, in the event any ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof favoring or disfavoring either of the parties hereto.

9.11 Waivers. The failure on the part of any party to this Agreement to take action against the other arising out of or by reason of the latter’s breach of any term or provision of this Agreement shall not constitute a waiver of that party’s right to enforce any other term or provision of this Agreement or to take action against such breach or default or any subsequent breach or default. To be effective any waiver must be in writing and signed by the waiving party.

9.12 Third Party Beneficiaries. Nothing in this Agreement is intended to confer, nor may any term or provision set forth in this Agreement be construed to confer, any rights, interests, remedies, obligations or liabilities upon any Person other than the parties hereto, their respective representatives, successors and/or assigns. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and are not to be relied upon by any other Person for any reason or purpose whatsoever.

9.13 Waiver of Jury Trial. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. EACH, THEREFORE, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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NOW, THEREFORE, the parties hereto have executed or caused this Asset Purchase Agreement to be executed, by their duly authorized representatives, as of the date first written above.

BUYER:

OLAREGEN THERAPEUTIX INC.

By:	/s/ Anthony Dolisi
Name:	Anthony Dolisi
Title:	Chief Executive Officer

SELLER:

ACTIVATION THERAPEUTICS INC.

By:	/s/ Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:	Chief Executive Officer